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                                                                    EXHIBIT 10.2

                                   HPSC, Inc.
                                 60 State Street
                           Boston, Massachusetts 02109

                                                                  April 23, 1998

Rene Lefebvre
HPSC, Inc.
60 State Street
Boston, MA  02109


Dear Rene:

      On behalf of the Board of Directors, I am pleased that you have accepted our offer to continue to serve as Chief Financial Officer of HPSC, Inc. (the "Company"). This agreement will formally record the arrangements to which we agreed. I would appreciate your noting your acceptance of these terms and returning a copy to me as soon as possible.

      1. You have served as the Company's Chief Financial Officer since May 19, 1994, reporting to the Chairman and Chief Executive Officer. You will adhere to policies established by the Chairman and Chief Executive Officer and by the Board of Directors.

      2. Your annual base salary will be established by the Compensation Committee of the Board of Directors ( the "Compensation Committee") on an annual basis but it shall not be less than $142,000 paid in accordance with our normal payroll practices. The Compensation Committee has developed a performance-based incentive compensation plan ("Incentive Plan") for key management based on earnings, working capital management and achieving strategic objectives. The Incentive Plan is designed to reward members of key management for achieving superior results. You shall be eligible to receive awards under the Incentive Plan, as determined annually by the Compensation Committee.

      3. You will be eligible for the fringe benefit plans applicable to the Company's key employees, including the Company's Employee Stock Ownership Plan. The Company will provide you with an appropriate automobile. You will be entitled to take four (4) weeks' vacation annually.

      4. You will be eligible for awards under the Company's 1998 Stock Incentive Plan, as it may be amended from time to time, and under any subsequent similar plans, as determined by the Compensation Committee.


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      5. While you are an employee of the Company you will devote your full working time and your best efforts to its business. After your employment ends, you will not in any manner compete with the Company's business or be employed by a competitor of the Company while you are receiving severance payments. At all times during your employment and thereafter you will maintain the confidence of the trade secrets and other confidential and proprietary information of the Company and you will not use any such information for any purpose other than the business of the Company. For a period of one year after the end of your employment, you will not make any offers of employment to any employees of the Company.

      6. This agreement will continue until April 23, 2001. Thereafter, it will automatically renew from year to year unless you or the Company give notice of an intention not to renew sixty (60) days in advance of any expiration date. You or the Company may terminate your employment and this agreement at any time for any reason on thirty (30) days' notice, except that the Company may terminate you for cause (as defined in Exhibit A) without notice. Except as provided in Paragraph 7, you will receive monthly severance payments, equal to your monthly salary on the date your employment ends, as follows:

      i. None, if you are terminated for cause, if you give notice of your intention not to renew your employment agreement, or if you terminate your employment at any other time;

      ii. Six months, if the Company gives notice of its intention not to renew your employment agreement; and

      iii.  Twelve months, if the Company otherwise terminates your employment.

You will also be entitled to your normal employee benefits during such time period.

        7.     A.      In the event a "Change of Control" (as defined in Exhibit
A) occurs and during the three (3) year period thereafter:

              (x) your employment is terminated by the Company for any reason other than "for cause" (as defined in Exhibit A); or

              (y) you terminate your employment due to a Change in Your Employment (as defined in Exhibit A) made by the Company,

the following will apply as of the date that the termination described in either
(x) or (y) above occurs:

              (i) you will receive an amount equal to the average of your total compensation from the Company which was includable in your gross income for federal income tax purposes (as reported on IRS Form W-2) for each of the preceding five
                       (5) calendar years ending before the date of the Change of Control (or if you have not been employed for five (5) years

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                       for such lesser period as you have been employed, with
                       your compensation to be annualized for any portion of a calendar year of your employment that is shorter than twelve months) multiplied by 2.99, provided, however, that you may choose, in your discretion, to receive a lesser amount than you are entitled to receive under this
                       Section 7A(i) if after consultation with the Compensation Committee you determine that it is in your best interests to accept a lesser amount;

              (ii) the non-compete provisions of paragraph 5 will no longer apply to you;

              (iii) your stock options and restricted stock awards, to the extent not already vested, will entirely vest; and

              (iv) your normal employee benefits will be payable for the next twelve (12) months.

              B.       In the event a "Change of Control" (as defined in Exhibit
A) occurs and during the three (3) year period thereafter you terminate your employment for any reason other than a "Change in Your Employment" (as defined in Exhibit A) by the Company, the following will apply as of the date of termination:

              (i) you will receive your base monthly pay for the next twelve (12) months plus an additional monthly payment equal to the maximum incentive compensation you would have earned for the next twelve (12) months; and

              (ii) your normal employee benefits will be payable for the next twelve (12) months.

              C.       In the event a "Change of Control" (as defined in Exhibit
A) occurs and during the three (3) year period thereafter your employment is terminated by the Company "for cause" (as defined in Exhibit A), the Company's only liability to you will be to pay any arrearages of salary or bonus as of the date of termination.

      8. This Agreement may not be changed orally but only a written agreement signed by you and an authorized representative of the Company. If any provision of this agreement is found by a court to be unenforceable, the remaining provisions shall continue in effect. This agreement will be governed by Massachusetts law.

      9. The Company shall (a) indemnify you for fees and expenses incurred in successfully enforcing against the Company your rights under this Agreement, and (b) pay your expenses incurred in enforcing your rights under this Agreement, in advance of a final disposition of the action relating to such enforcement, upon receipt of your undertaking to repay the amount advanced if the Company prevails upon the final disposition of such action.


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                                Sincerely,

                                HPSC, Inc.

                                By: /s/ John W. Everets
                                    -------------------------------------
                                    John W. Everets
                                    Chairman and Chief Executive Officer

ACCEPTED:

/s/ Rene Lefebvre
-------------------------
Rene Lefebvre


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                                    EXHIBIT A

                                   DEFINITIONS



1.    DEFINITION OF "CHANGE IN CONTROL"

              A "Change in Control" has the meaning set forth in the Company's 1998 Stock Incentive Plan, as amended to the date hereof.

2.    DEFINITION OF "CHANGE IN YOUR EMPLOYMENT"

      A "Change in Your Employment" by the Company which would entitle you to terminate and receive benefits in accordance with Section 7 hereof would be:

              (i) Diminution in your duties and responsibilities so that you are no longer Chief Financial Officer of the Company; or
              (ii)      reduction in pay or benefits; or
              (iii)     forced relocation outside of the greater Boston area.

3.    DEFINITION OF "CAUSE"

      "Cause" which would entitle the Company to terminate you would be:
              (i)       Your conviction of a crime involving moral turpitude; or
              (ii) Any act of dishonesty which is material to the business of the Company.


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